Exhibit 4.1

AUTOZONE, INC.

$300,000,000 3.125% Senior Notes due 2024

OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 3.2 OF THE INDENTURE

April 18, 2019

A. Pursuant to resolutions of the Board of Directors of AutoZone, Inc., a Nevada corporation (the “Company”), adopted at a duly noticed and held meeting of the Board of Directors on September 25, 2018 (the “Resolutions”), the undersigned, Brian L. Campbell, Vice President and Treasurer of the Company, and William T. Giles, Executive Vice President and Chief Financial Officer of the Company certify that pursuant to the Resolutions and Section 3.2 of the Indenture, dated as of August 8, 2003 (the “Indenture”), between the Company and Regions Bank, as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as trustee (the “Trustee”), there is hereby established a series of Securities (as that term is defined in the Indenture), the terms and form of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

(a) The title of the series of the Securities shall be “3.125% Senior Notes due 2024” (the “Notes”).

(b) The Notes shall be issued at a price of 99.711% of the principal amount thereof.

(c) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.7, 3.8, 3.11, 4.7 or 10.6 of the Indenture) initially shall be $300,000,000. The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes and otherwise identical to the Notes in all respects, except for the payment of interest accruing prior to the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes and the initial interest accrual date thereof, so that such further Notes shall form a single series with the Notes.

(d) The principal amount of the Notes shall be payable in full on April 18, 2024, subject to and in accordance with the provisions of the Indenture.

(e) The Notes shall bear interest at the rate of 3.125% per annum from April 18, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on April 18 and October 18 of each year (each an “Interest Payment Date”), commencing on October 18, 2019 until the principal amount of the Notes has been paid or duly provided for. The April 3 and October 3 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date, shall be a “Regular Record Date” for the interest payable on such Interest Payment Date.

(f) The principal of and interest on the Notes shall be payable at the Corporate Trust Office of the Trustee in Atlanta, Georgia.

(g) The Notes will be redeemable at the option of the Company, at any time in whole or from time to time in part. If the Notes are redeemed before March 18, 2024 (one month prior to the maturity date of the Notes) (the “Par Call Date”), the redemption price will equal the greater of (i) 100% of the principal amount of such Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, as determined in good faith by the Company, plus accrued and unpaid interest thereof, if any, to but excluding, the date of redemption. If the Notes are redeemed on or after the Par Call Date, the redemption price for the Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, thereon, if any, to, but excluding the date of the redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Notwithstanding anything to the contrary in Section 4.4 of the Indenture, notice of any redemption of Notes occurring prior prior to the Par Call Date need not set forth the redemption price but only the manner of calculation thereof. The Company shall give the Trustee notice of the amount of the redemption price for any such redemption promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. In connection with any redemption, unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of (i) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by SunTrust Robinson Humphrey, Inc. and their respective successors; and (ii) any other primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) the Company selects. If any of the foregoing ceases to be a Primary Treasury Dealer, the Company must substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such date of redemption.

(h) The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(i) The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities may be exchanged in whole or in part for individual Securities in definitive form only on the terms and conditions set forth in the Indenture. The initial Depository for such Global Securities shall be The Depository Trust Company.

(j) The Notes shall be denominated in Dollars and the payment of the principal of and interest on the Notes shall be in Dollars.

(k) The Notes shall be defeasible as provided in Article IX of the Indenture.

(l) The Notes shall not be subject to any mandatory sinking fund.

(m) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described in Section 4.2 of the Indenture and clause (A)(g) of this Officers’ Certificate, Holders of Notes shall have the right to require the Company to make an offer to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall be required to mail a notice to the Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any Person, other than the Company or one of its

Subsidiaries, taken as a whole, to any Person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (A) was a member of such Board of Directors on the date the Notes were issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (A) each of Fitch, Moody’s and S&P; and (B) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

(n) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Note, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(o) Any reference to a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(p) The Company shall not, and shall not permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person more than 180 days following the Company’s or its Subsidiary’s acquisition of such Property, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by the Board of Directors to be fair and arm’s length and either:

(i) within 12 months after the receipt of the proceeds of the sale or transfer, the Company or any Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

(ii) the Company or such Subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 5.8 of the Indenture.

The foregoing restriction in the paragraph above shall not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between the Company and a Subsidiary or between Subsidiaries, provided that the lessor is the Company or a wholly owned Subsidiary.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by the Company) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the Company’s option, be extended).

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of the Company or its Subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

(q) Clause (xiii) of the definition of “Permitted Liens” in Section 1.1 of the Indenture is hereby replaced and superseded in its entirety to read as follows:

(xiii) Liens existing on April 21, 2016, or any extension, amendments, renewals, refinancings, replacements or other modifications thereto.

(r) Clause (xviii) of the definition of “Permitted Liens” in the Indenture is hereby replaced and superseded in its entirety to read as follows:

(xviii) other Liens on Property of the Company and its Subsidiaries securing debt having an aggregate principal amount (or deemed amount, in the case of Attributable Debt) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $500 million and (2) 15% of the Company’s Consolidated Net Tangible Assets.

(s) Section 7.1(e) of the Indenture is hereby amended by replacing the reference to “$35 million” set forth therein with a reference to “$75 million.”

(t) The Notes shall be entitled to the benefit of the covenants in Article V of the Indenture.

(u) The Notes constitute senior unsecured debt obligations of the Company and rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

(v) There shall be no Events of Default other than those provided in Section 7.1 of the Indenture and the failure by the Company to comply with the provisions of clauses A.(m) or (n) hereof.

(w) The Notes shall have additional terms and conditions as set forth in, and shall be substantially in the form of, Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer or officers executing the same.

(x) The Trustee shall be the trustee for or on behalf of the Holders of the Notes.

B. The undersigned hereby approve the sale of $300,000,000 aggregate principal amount of Notes by the Company to the Underwriters listed in Schedule I to that certain Underwriting Agreement dated April 4, 2019 and in accordance with and pursuant to the terms thereof at a net purchase price to the Company of 99.111% of the principal amount thereof plus accrued interest, if any from April 18, 2019, and with an initial price to the public of 99.711% of the principal amount thereof plus accrued interest, if any from April 18, 2019.

The Indenture, as supplemented by this Officers’ Certificate, is in all respects ratified and confirmed, and this Officers’ Certificate shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

This Officers’ Certificate may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which so executed shall be deemed to be an original, and shall together constitute one and the same Officers’ Certificate.

THIS OFFICERS’ CERTIFICATE AND THE SECURITIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

(Signature page follows)

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name as of the date first set forth above.

By:	/s/ Brian L. Campbell
Name:	Brian L. Campbell
Title:	VP Treasury, Tax & Investor Relations and Treasurer
By:	/s/ William T. Giles
Name:	William T. Giles
Title:	Chief Financial Officer and Executive Vice
President

[Signature Page to Officers’ Certificate Pursuant to Section 3.2 of the Indenture]

ANNEX A

Form of Note

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1
CUSIP: 053332 AX0	$300,000,000

AUTOZONE, INC.

3.125% Senior Note due 2024

Original Issue Date: April 18, 2019

Interest Payment Dates: April 18 and October 18

Maturity Date: April 18, 2024

Interest Rate: 3.125%

AUTOZONE, INC., a Nevada corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of three hundred million dollars ($300,000,000) (the “Principal Amount”) on the Maturity Date shown above, except as provided below, and to pay interest thereon at the rate per annum shown above. (Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.) The Company will pay interest semiannually on the Interest Payment Dates, commencing on October 18, 2019. Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Original Issue Date shown above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the April 3 or the October 3 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the Corporate Trust Office of the Trustee in Atlanta, Georgia in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

If the Company defaults in a payment of interest on this Note, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the persons who are Securityholders of this Note on a subsequent special record date. The Company shall fix that record date and payment date. At least ten (10) days before that record date, the Company shall mail to the Trustee and to each Securityholder a notice that states that record date, the payment date and the amount of interest and any interest thereon to be paid. The Company may pay defaulted interest and any interest thereon in any other lawful manner.

This Note is one of a duly authorized issue of securities of the Company (the “Securities”), of the Series hereinafter specified, all issued under and pursuant to an indenture, dated as of August 8, 2003, together with the Officers’ Certificate dated April 18, 2019 (the “Officers’ Certificate”), establishing the terms of the Notes (the “Indenture”), between the Company and Regions Bank (as successor in interest to The Bank of New York Mellon Trust Company, N.A., (as successor in interest to Bank One Trust Company, N.A.)), as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Securities. The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a Series designated as the “3.125% Senior Notes due 2024” of the Company (herein referred to as the “Notes”), initially issued in an aggregate principal amount of three hundred million dollars ($300,000,000). The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes and otherwise identical in all respects, except for the issue price, the issue date, the payment of interest accruing prior to the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes and the initial interest accrual date thereof, so that such further Notes shall be consolidated and form a single Series with the Notes.

The Notes constitute senior unsecured debt obligations of the Company and rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

In accordance with and subject to the provisions of the Officers’ Certificate, the Holders of the Notes may require that the Company repurchase the Notes if a Change of Control Triggering Event has occurred.

The Notes will be redeemable at the option of the Company at any time, in whole or from time to time in part. If the Notes are redeemed before March 18, 2024 (one month prior to the maturity date of the Notes) (the “Par Call Date”), the redemption price will equal the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, as determined in good faith by the Company, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. If the Notes are redeemed on or after the Par Call Date, the redemption price for the Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Notwithstanding anything to the contrary in Section 4.4 of the Indenture, notice of any redemption of Notes occurring prior to the Par Call Date need not set forth the redemption price but only the manner of calculation thereof. The Company shall give the Trustee notice of the amount of the redemption price for any such redemption promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. In connection with any redemption, unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of (i) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by SunTrust Robinson Humphrey, Inc. and their respective successors; and (ii) any other primary U.S. government securities dealer in New York City (each a “Primary Treasury Dealer”) selected by the Company. If any of the foregoing ceases to be a Primary Treasury Dealer, the Company must substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the date of redemption.

The Notes will not be subject to, or have the benefit of, any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, or shall become, due and payable, in the manner, with the effect and subject to certain conditions set forth in the Indenture. The Indenture provides that, subject to certain conditions therein set forth, any such declaration of acceleration and its consequences may be waived by the Holders of a majority in principal amount of the outstanding Notes.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of at least a majority in principal amount of the outstanding Notes to be affected thereby, as provided in the Indenture, to enter into supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; and the Indenture also contains provisions allowing the Holders of at least a majority in principal amount of the outstanding Notes to waive compliance with any provision of the Indenture or this Note; provided, however, that no such supplemental indenture or amendment or waiver may, without the consent of each Holder of Notes to be affected (a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of, change the method of determination of or extend the time for payment of interest (including default interest) on any Note; (c) reduce the principal or change the Stated Maturity of any Note; (d) make any change in the provisions concerning waivers of Events of Default by Holders or the rights of Holders to recover the principal of or interest on any Note; (e) waive a Default or Event of Default in the payment of the principal of or interest on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or interest on any Note payable in any currency other than that stated in the Note; (g) make any change in Sections 7.8, 7.13, or 10.3 of the Indenture; or (h) waive a redemption payment with respect to any Note. The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture with respect to the Notes and its consequences, except a Default (i) in the payment of the principal of or interest on any Note (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each outstanding Notes affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Any such waiver by the Holders of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders and owners of this Note and of any Note issued upon the transfer hereof or in exchange or substitution hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable by the Holder hereof on the register of the Company, upon due presentment of this Note for registration of transfer at the office of the Registrar, or at the office of any co-registrar duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar or any such co-registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for an equal principal amount will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Notes are issuable only as registered Notes without coupons in denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for new Notes of any authorized denominations of an equal principal amount as requested by the Holder surrendering the same.

Notwithstanding the other provisions of the Indenture, payment of the principal of and interest, if any, on any Note represented by a Global Security shall be made to the Holder thereof. The Company and the Trustee understand that interest on any such Global Security will be disbursed or credited by the Depository to the persons having beneficial ownership thereof pursuant to a book-entry or other system maintained by the Depository.

Except as provided in the foregoing paragraph, the Company, the Trustee and any Agent shall treat a person as the Holder of such principal amount of outstanding Notes represented by a Global Security as shall be specified in a written statement of the Depository with respect to such Global Security, for purposes of obtaining any consents, declarations, waivers or directions required to be given by the Holders pursuant to this Indenture.

The Holder of this Note shall not have recourse for the payment of principal of or interest on this Note or for any claim based on this Note or the Indenture against any director, officer, employee or stockholder, as such, of the Company. By acceptance of this Note, the Holder waives and releases all such liability.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

All terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication has been executed by manual signature of the Trustee, this Note shall not be valid.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile.

Date: April 18, 2019

AUTOZONE, INC.

By:

Name:	Brian L. Campbell
Title:	VP Treasury, Tax & Investor Relations and Treasurer

By:

Name:	William T. Giles
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the

Series designated therein, referred to

in the within-mentioned Indenture.

REGIONS BANK, (AS SUCCESSOR IN INTEREST TO THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.), as Trustee

By:
Authorized Signatory

[Signature Page to Global Note]